Contact:	George Fort
Chief Financial Officer
(615) 599-2274

TENNESSEE COMMERCE’S ASSETS EXCEED $800 MILLION
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Expects Record Loans for Third Quarter

FRANKLIN, Tenn. (September 5, 2007) – Tennessee Commerce Bancorp, Inc. (NASDAQ: TNCC) today announced that its assets exceeded $800 million and benefited from continued demand from local and national business accounts.

“We expect to report record loans and assets for our third quarter ending September 30, 2007,” stated Arthur F. Helf, Chief Executive Officer of Tennessee Commerce.  “We remain on track for another great year based on continuing loan growth.”

Commenting on the loan growth, Michael R. Sapp, President of Tennessee Commerce, said, “Loan demand remains strong across all customer segments and contributed to our reaching $800 million in assets this month.  We’ve added over $167 million in loans in the first eight months of this year from both local customers and national accounts. We have no sub-prime loans in our portfolio and our focus remains on generating new loan demand from the business sector of the market.

“We expanded our Birmingham office during the third quarter with the addition of another senior loan officer.  The new hire will leverage our office in Birmingham and highlights our expectations of future growth from this market.  We believe the additional lending capacity will also be an important part in Tennessee Commerce maintaining its excellent efficiency ratio,” concluded Mr. Sapp.

About Tennessee Commerce Bancorp, Inc.

Tennessee Commerce Bancorp, Inc. is the parent company of Tennessee Commerce Bank.  The Bank provides a wide range of banking services and is primarily focused on business accounts.  Its corporate and banking offices are located in Franklin, Tennessee, and it has a loan production office in Birmingham, Alabama.  Tennessee Commerce Bancorp's stock is traded on the NASDAQ Global Market under the symbol TNCC.

Information contained in this press release, other than historical information, may be considered forward-looking in nature and is subject to various risks, uncertainties and assumptions.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected.  Among the key factors that may have a direct bearing on Tennessee Commerce Bancorp's operating results, performance or financial condition are competition, changes in interest rates, the demand for its products and services, the ability to expand, and numerous other factors as set forth in the Corporation's filings with the Securities and Exchange Commission.

Additional information concerning Tennessee Commerce can be accessed at www.tncommercebank.com.

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